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                                                                EXHIBIT 16



September 29, 1995


Securities and Exchange Commission
Mail Stop 9-5
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read and agree with the comments in Items 4(b), (c), (d), (f) and sentence two of Item 4(a) of Form 8-K of Lee Pharmaceuticals dated September 29, 1995. We have no basis to comment on Item 4(e), (g) and sentence one of Item 4(a).

Yours truly,


Meir & Meir